Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 4 to Form F-1 of Mercurity Fintech Holding Inc. (the “Company”) of our report dated April 25, 2023, with respect to the consolidated financial statements of the Company for the year ended December 31, 2022, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ OneStop Assurance PAC

Singapore

March 20, 2024